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                                                                      Exhibit 11

                     MICRO WAREHOUSE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                               THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                    JUNE 30,              JUNE 30,
                                                                1999      1998       1999        1998
                                                               -------   -------    -------   ----------
        Net income                                             $12,007   $(5,040)   $24,293   $    4,722
                                                               =======   =======    =======   ==========

        Shares
        Weighted average common shares outstanding - Basic
                                                                35,747    34,633     35,616       34,617
        Common equivalent shares                                   207      --          690          179
                                                               -------   -------    -------   ----------

        Weighted average common shares and common equivalent
        shares outstanding - Diluted                            35,954    34,633     36,306       34,796
                                                               =======   =======    =======   ==========

        Net income per share - Basic                           $  0.34   $ (0.15)   $  0.68   $     0.14
                                                               =======   =======    =======   ==========

        Net income per share - Diluted                         $  0.33   $ (0.15)   $  0.67   $     0.14
                                                               =======   =======    =======   ==========